Exhibit 10.37

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

BY AND AMONG

Roller Bearing Holding Company, Inc.,

Dr. Michael J. Hartnett and

Hartnett Family Investments, L.P.

AND

Whitney RBHC Investor, LLC and

Whitney V, L.P.

Dated as of February 6, 2003

TABLE OF CONTENTS

1.	DEFINITIONS
	1.1	“Affiliate”
	1.2	“Applicable Subordinated Debt”
	1.3	“Board”
	1.4	“Class C Preferred Stock”
	1.5	“Class D Preferred Stock
	1.6	“Common Stock”
	1.7	“Control”
	1.8	“Derivative Securities”
	1.9	“Exercise Price”
	1.10	“Hartnett Employment Agreement”
	1.11	“Immediate Family”
	1.12	“Indemnification Shares”
	1.13	“Initial Public Offering”
	1.14	“Management Services Agreement”
	1.15	“Minimum Hartnett Ownership”
	1.16	“Minimum Whitney Common Ownership”
	1.17	“Minimum Whitney Ownership”
	1.18	“Minimum Whitney Preferred Ownership”
	1.19	“New Stock Purchase Agreement”
	1.20	“Old Stock Purchase Agreement”
	1.21	“Outstanding Common Shares”
	1.22	“Permitted Transfer”
	1.23	“Permitted Transferee”
	1.24	“Person”
	1.25	“Preferred Stock”
	1.26	“Public Sale”
	1.27	“RBCA”
	1.28	“Sale of Business Transaction”
	1.29	“Securities”
	1.30	“Stock Purchase Agreement”
	1.31	“Voting Power”
	1.32	“Whitney IRR”
	1.33	“Whitney Management”
	1.34	“Whitney Notice Parties”
	1.35	“Whitney Parties”
	1.36	Additional Defined Terms

2.	TRANSFER RESTRICTIONS
	2.1	Legends
	2.2	Restrictions on Transfer
	2.3	Right of First Offer
	2.4	Tag-Along Rights
	2.5	Right to Compel Sale

	2.6	Securities of Transferees
	2.7	Competitors
	2.8	Transfers Not in Compliance Void
	2.9	Termination

3.	RIGHT OF FIRST OFFER; PARTICIPATION RIGHT
	3.1	Right of First Offer and Participation Right as to New Securities
	3.2	Exceptions to Right of First Offer and Participation Right
	3.3	Right of First Offer on Subordinated Debt Issuances
	3.4	Termination on Initial Public Offering

4.	REGISTRATION RIGHTS
	4.1	Piggyback Registration
	4.2	Demand Registration
	4.3	Covenants With Respect to Registration
	4.4	Definition of Common Stock
	4.5	Designation of Underwriters

5.	SPECIAL WHITNEY PRIVILEGES
	5.1	Whitney Board Designee
	5.2	Whitney’s Written Consent
	5.3	Whitney’s Right to Information

6.	Affirmative Covenants
	6.1	Preservation of Corporate Existence
	6.2	Payment of Obligations
	6.3	Compliance with Laws
	6.4	Insurance
	6.5	Books and Records
	6.6	Recourse

7.	TERMINATION; AMENDMENT; WAIVER
	7.1	Termination; Amendment
	7.2	Waiver

8.	MISCELLANEOUS
	8.1	Notices
	8.2	Entire Agreement
	8.3	Captions
	8.4	No Third Party Beneficiary
	8.5	Remedies Cumulative
	8.6	Governing Law; Submission to Jurisdiction
	8.7	Assignment
	8.8	No Inconsistent Agreements
	8.9	Counterparts

ii

SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Second Amended and Restated Stockholder’s Agreement, dated as of this 6th day of February, 2003, by and among Roller Bearing Holding Company, Inc., a Delaware corporation (“Holdings”), Whitney RBHC Investor, LLC, a Delaware limited liability company (“Whitney Investor”) and Whitney V, L.P., a Delaware limited partnership (“Whitney V” and, collectively with Whitney Investor, “Whitney”), Dr. Michael J. Hartnett and Hartnett Family Investments, L.P., a Delaware limited partnership (together with Dr. Michael J. Hartnett, “Hartnett” and together with Whitney, collectively the “Initial Parties” and individually an “Initial Party”) and the Persons who by operation of Section 2.6 become a party hereto.

WHEREAS, Whitney is the owner of (i) 2,368,265 shares (the “Whitney Common Shares”) of Class A Voting Common Stock of Holdings, par value $0.01 per share (“Class A Common Stock”), (ii) 230,000 shares (the “Whitney Class B Preferred Shares”) of Class B Exchangeable Convertible Participating Preferred Stock of Holdings, par value $0.01 per share (“Class B Preferred Stock”); and (iii) 809.49 shares (the “Whitney Class A Preferred Shares”) of Class A Preferred Stock of Holdings, par value $0.01 per share (“Class A Preferred Stock”); and

WHEREAS, Hartnett is the owner of (a) (i) 100 shares (the “Hartnett Common Shares”) of Class B Supervoting Common Stock of Holdings, par value $0.01 per share (“Class B Common Stock”), (ii) 198.92 shares of Class A Preferred Stock (the “Hartnett Class A Preferred Shares” and (iii) 10,000 shares of Class B Preferred Stock (the “Hartnett Class B Preferred Shares,” collectively with the Hartnett Common Shares and the Hartnett Class A Preferred Shares the “Hartnett Shares” and the Hartnett Shares collectively with the Whitney Shares, the “Shares”); and (b) (i) a warrant to purchase 424,146 shares of Class B Common Stock at $1.00 per share, (ii) a warrant to purchase 125,000 shares of Class B Common Stock at $5.14 per share, (iii) an option to purchase 9,250 shares of Class A Common Stock at $5.14 per share, and (iv) an option to purchase 166,667 shares of Class A Common Stock at $1.00 per share (collectively, the “Warrants”); and

WHEREAS, the Initial Parties entered into a Stockholders’ Agreement (the “First Stockholders’ Agreement”), dated December 18, 2000, setting forth their agreements regarding certain matters relating to their ownership of the Shares and the Warrants; and

WHEREAS, the Initial Parties entered into an Amended and Restated Stockholders’ Agreement (the “Existing Stockholders’ Agreement”), dated as of July 29, 2002, which amended and restated the First Stockholders’ Agreement in its entirety; and

WHEREAS, the Initial Parties wish to amend and restate the Existing Stockholders Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  DEFINITIONS

As used herein, the following terms shall have the meanings indicated:

1.1                                 “Affiliate” shall mean a Person Controlled by, in Control of, or under common Control with, another Person.

1.2                                 “Applicable Subordinated Debt” shall mean indebtedness of Holdings or any of its subsidiaries that (i) is in an amount of not less than $50 million, (ii) is unsecured, and (iii) is subordinated to all secured debt of Holdings and/or such subsidiary.

1.3                                 “Board” shall mean the Board of Directors of Holdings.

1.4                                 “Class C Preferred Stock” shall mean the Class C Redeemable Preferred Stock of Holdings, par value $0.01 per share.

1.5                                 “Class D Preferred Stock shall mean the Class D Preferred Stock of Holdings, par value $0.01 per share.

1.6                                 “Common Stock” shall mean (i) the Class A Common Stock, (ii) the Class B Common Stock and (iii) any other class or series of common stock of the Company authorized after the date hereof.

1.7                                 “Control” (including the correlative terms “Controlled by”, “in Control of” and “under common Control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.8                                 “Derivative Securities” shall mean options, warrants (including the Warrants) and other rights to subscribe for, and securities convertible into or exchangeable or exercisable for, shares of Common Stock, including, but not limited to, the Class B Preferred Stock.

1.9                                 “Exercise Price” shall mean, as applicable, the exercise price of options, warrants (including the Warrants) or rights to subscribe for shares of Common Stock and the consideration payable upon the conversion or exchange of securities convertible into or exchangeable for shares of Common Stock.

1.10                           “Hartnett Employment Agreement” shall mean the Amended and Restated Employment Agreement, dated December 18, 2000, by and between RBCA and Hartnett.

1.11                           “Immediate Family,” with respect to an individual, shall mean his brothers, sisters, spouse, children (including adopted children), parents, parents-in-law, grandchildren, great grandchildren and other lineal descendants and spouses of any of the foregoing.

1.12                           “Indemnification Shares” shall mean any shares of Class A Preferred Stock issued by Holdings pursuant to Article 9 of the Old Stock Purchase Agreement, Article 8 of the New Stock Purchase Agreement” or Article 8 of the Third Stock Purchase Agreement.

1.13                           “Initial Public Offering” shall mean the first underwritten public offering of equity securities of Holdings pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), for which Holdings receives not less than $50 million in net proceeds and following which there is a public market for the securities so offered.

1.14                           “Management Services Agreement” shall mean that certain Amended and Restated Management Services Agreement, dated as of July 29, 2002, by and between Whitney & Co., a Delaware Corporation, and RBCA.

1.15                           “Minimum Hartnett Ownership” when stated as a percentage, shall mean the indicated percentage of all Outstanding Hartnett Common Shares owned by the Hartnett Parties as of the date hereof and always as adjusted to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect.

1.16                           “Minimum Whitney Common Ownership” when stated as a percentage, shall mean the indicated percentage of all Whitney Common Shares owned by the Whitney Parties as of the date hereof (and for the avoidance of doubt, excluding Common Stock that may be obtained upon conversion of the Class B Preferred Stock) and always as adjusted to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect.  For the purposes hereof and of Section 1.18 below, if the Whitney Parties dispose of any shares of Class A Common Stock, the first shares of Class A Common Stock actually disposed of shall be deemed to be Common Stock obtained upon conversion of the Class B Preferred Stock (and not the Whitney Common Shares or otherwise).

1.17                           “Minimum Whitney Ownership” when stated as a percentage, shall mean the indicated percentage of all Outstanding Whitney Common Shares owned by the Whitney Parties as of the date hereof, other than shares of Class A Preferred stock purchased pursuant to the Third Stock Purchase Agreement, and always as adjusted to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect.

1.18                           “Minimum Whitney Preferred Ownership” when stated as a percentage, shall mean the indicated percentage of each of (i) the Shares of Class A Common Stock into which the Class B Preferred Stock have been converted, and (ii) the Whitney Class B Preferred Shares, which for the purposes hereof shall be deemed to be all (A) Class B Preferred Stock and (B) Class C Preferred Stock and Class D Preferred Stock, in each case owned by the Whitney Parties, each as of the date hereof and always as adjusted to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect.  Further, for the purposes hereof, the Whitney Parties shall be deemed not to have transferred any shares of such Preferred Stock, which shall have been redeemed by Holdings.

1.19                           “New Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement by and between Holdings and Whitney V, dated as of July 25, 2002.

1.20                           “Old Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement dated as of November 20, 2000, among the Corporation, Michael J. Hartnett, Hartnett Family Investments, L.P. and Whitney Acquisition II, Inc.

1.21                           “Outstanding Common Shares” including subsets of such terms such as “Outstanding Whitney Common Shares” or “Outstanding Hartnett Common Shares,” shall mean all Common Stock that may be issued by Holdings or its successors upon conversion, exchange or exercise of any shares of Common Stock, Warrants or other Derivative Securities, including the Class B Preferred Stock.

1.22                           “Permitted Transfer” shall mean a Transfer to a Permitted Transferee.

1.23                           “Permitted Transferee” shall mean, with respect to any Person, (a) if such Person is an individual, (i) a member of the Immediate Family of such Person, (ii) a trust or other similar legal entity for the primary benefit of such Person and/or one or more members of his Immediate Family, or (iii) a partnership, limited partnership, limited liability company, corporation or other entity in which such Person alone or together with members of his Immediate Family possess 100% of the outstanding voting securities, (b) a Person to whom Securities are Transferred in compliance with Rule 144 under the Act, so long as Holdings is furnished with evidence reasonably satisfactory to it that such Transfer complied with such rule, (c) if such Person is not a natural person, (i) any Affiliate of such Person or (ii) any of such Person’s Affiliates, stockholders, general partners, limited partners, members, directors, officers, or employees or their respective Affiliates to whom Securities are Transferred, (d) Transferees pursuant to an effective registration statement under the Act and (e) with respect to Whitney only, a financial institution or institutions who are pledged the Whitney Securities as Collateral Security on the date hereof.

1.24                           “Person” shall mean any natural person, corporation, organization, partnership, association, joint-stock company, limited liability company, joint venture, trust or government, or any agency or political subdivision of any government.

1.25                           “Preferred Stock” shall mean all outstanding Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock.

1.26                           “Public Sale” shall mean any sale of Securities to the public pursuant to an offering registered under the Act or to the public effected through a broker, dealer or market pursuant to the provisions of Rule 144 (other than 144(k)) (if such rule is available) under the Securities Act (or any similar rule or rules in effect).

1.27                           “RBCA” shall mean Roller Bearing Company of America, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings.

1.28                           “Sale of Business Transaction” shall mean a transaction involving a sale of all or substantially all of the capital stock of Holdings, a sale of all or substantially all of the assets of Holdings and its subsidiaries or a merger, consolidation, recapitalization or other transaction having a substantially similar result.

1.29                           “Securities” including subsets of such terms such as “Whitney Securities” or “Hartnett Securities,” shall mean the Shares and the Warrants, as well as (a) any shares of capital stock or Derivative Securities that may be issued by Holdings or its successors and owned by any of the Parties, and (b) any shares of capital stock that may be issued by Holdings or its successors to any of the Parties upon conversion, exchange or exercise of any shares of Common

Stock, Warrants, Preferred Stock or other Derivative Securities, in each case whether currently owned or hereinafter acquired.

1.30                           “Third Stock Purchase Agreement” shall mean that certain Preferred Stock Purchase Agreement by and among Holdings, RBCA, Hartnett and Whitney V, dated as of the date hereof.

1.31                           “Voting Power” shall mean the right to vote for directors and other matters that are the subject of a vote of the stockholders of Holdings.

1.32                           “Whitney IRR” shall mean as of any date of determination, the annualized internal rate of return realized by the Whitney Parties as a result of their investment in Class A Common Stock and Class B Preferred Stock pursuant to the Old Stock Purchase Agreement and the New Stock Purchase Agreement through such date of determination (it being understood that any proceeds received by the Whitney Parties in respect of the shares of Class C Preferred Stock, Class D Preferred Stock  and/or Class A Common Stock issued in respect of the Class B Preferred Stock shall be included in the calculation of the Whitney IRR).  For the avoidance of doubt, (i) all “Closing Fees” paid to Whitney & Co. on the date of the Existing Stockholders’ Agreement pursuant to Section 3(b) of the Management Services Agreement, and (ii) $300,000 per year of the annual “Advisory Fees” payable to Whitney & Co. from and after the date of the Existing Stockholders’ Agreement pursuant to Section 3(a) of the Management Services Agreement (so long as the amount of such annual “Advisory Fees” equals or exceeds $450,000 per year) shall be included in the calculation of the Whitney IRR, and all other fees or expenses paid to Whitney & Co. pursuant to the Management Services Agreement shall be excluded from such calculation.

1.33                           “Whitney Management” means Whitney & Co., a Delaware Corporation.

1.34                           “Whitney Notice Parties” means (a) for so long as the Whitney Securities are held by Whitney and its Permitted Transferees, Whitney Management, and (b) if any Whitney Securities are owned by Persons other than Whitney and its Permitted Transferees, (i) Whitney Management on behalf of Whitney and its Permitted Transferees, and (ii) each of the other holders of Whitney Securities.

1.35                           “Whitney Parties” shall mean Whitney Investor, Whitney V, Whitney Management and their respective Affiliates and Permitted Transferees.

1.36                           Additional Defined Terms

The following terms are defined elsewhere in this Agreement in the Sections and on the pages indicated:

Defined Term	Section

Act	1.13
Affiliate	1.1
Applicable Subordinated Debt	1.2
Board	1.3

Defined Term	Section

Board Meetings	5.1(g)
Call Option	2.2
Call Option Transfer	2.2
Class A Common Stock	Recitations
Class B Common Stock	Recitations
Class A Preferred Stock	Recitations
Class B Preferred Stock	Recitations
Commission	4.2(a)
Common Stock	1.6
Company	2.1
Compelled Sale	2.5(a)
Compelled Sale Notice	2.5(a)
Compelled Sale Purchaser	2.5(a)
Compelled Sale Transferor	2.5(a)
Competitor	2.7(a)
Control	1.7
Controlled by	1.7
Counter-Offer Terms	3.1(a)(ii)
Demanding Holders	4.2(a)
Demand Notice	4.2(a)
Demand Registration Period	4.3(a)
Demand Registration Statement	4.2(a)
Demand Securities	4.2(a)
Derivative Securities	1.8
Designees	5.1(d)
Exchange Act	4.3(d)
Exercise Price	1.9
Existing Stockholders’ Agreement	Recitations
First Offer Election	2.3(b)
First Offer Notice	2.3(a)
First Offer Terms	2.3(b)
GAAP	6.2(a)
Hartnett	Introduction
Hartnett Acceptance Notice	2.3(c)
Hartnett Class B Preferred Shares	Recitations
Hartnett Common Shares	Recitations
Hartnett Designees	5.1(d)
Hartnett Employment Agreement	1.10
Hartnett Parties	2.3
Hartnett Preemptive Parties	3.1(b)(ii)
Hartnett Securities	1.29
Hartnett Shares	Recitations
Holdings	Introduction
Holdings Response	3.1(a)(ii)
Immediate Family	1.11

Defined Term	Section

in Control of
Indemnification Shares	1.12
Indemnified Parties	4.3(d)
Indemnifying Party	4.3(f)
Independent Director	5.1(c)(iii)
Initial Parties	Introduction
Initial Party	Introduction
Initial Public Offering	1.13
Initiating Notice	2.5(a)
Investment Bank	2.5(b)
Joinder Agreement	2.6(d)
Killian	5.1(b)(iii)
Management Services Agreement	1.14
Minimum Hartnett Ownership	1.15
Minimum Whitney Common Ownership	1.16
Minimum Whitney Ownership	1.17
Minimum Whitney Preferred Ownership	1.18
New Issue Notice	3.1(a)
New Issue Terms	3.1(a)(i)
New Securities	3.1
New Stock Purchase Agreement	1.19
Old Stock Purchase Agreement	1.20
Other Parties	2.5(a)
Outstanding Common Shares	1.21
Outstanding Hartnett Common Shares	1.21
Outstanding Whitney Common Shares	1.21
Participation Right	Recitations
Permitted Transfer	1.22
Permitted Transferee	1.23
Person	1.24
Piggyback Shares	4.1
Preemptive Issuance	3.1(b)
Preemptive Parties	3.1(b)
Public Sale	1.26
RBCA	1.27
Registered Securities	4.3(c)(ii)(D)
Registering Parties	4.1
Registration Statement	4.1
Required Holders	2.3(b)
Right of First Offer	3.1(a)(ii)
Sale of Business Transaction	1.28
Securities	Recitations
Shares	Recitations
Tag-Along Notice	2.4(c)
Tag-Along Notice Deadline	2.4(c)

Defined Term	Section

Tag-Along Offer Notice	2.4(c)
Tag-Along Party	2.4(a)
Tag-Along Right	2.4(a)
Tag-Along Transferee	2.4(a)
Tag-Along Transferee Terms	2.4(c)
Tag-Along Transferor	2.4(a)
Third Party Securities	4.1
Third Stock Purchase Agreement	1.30
Third Whitney Designee	5.1(a)
Transfer	2.2
under common Control with	1.7
Underwriter’s Cutback	4.1
Voting Power	1.31
Warrants	Recitations
Whitney	Introduction
Whitney Class B Preferred Shares	Recitations
Whitney Common Shares	Recitations
Whitney Counter-Offer	3.1(a)(ii)
Whitney Designees	5.1(d)
Whitney Investor	Introduction
Whitney IRR	1.32
Whitney Management	1.33
Whitney Notice Parties	1.34
Whitney Parties	1.35
Whitney Securities	1.29
Whitney V	Recitations

2.  TRANSFER RESTRICTIONS

2.1  Legends.

None of the Securities, including the shares of Common Stock underlying the Warrants and Class B Preferred Stock, have been registered under the Act.  Certificates representing the Shares, the Warrants, and upon exercise of the Warrants, the shares of Common Stock issuable in connection therewith, in each case, issued on or after the date hereof, shall bear the following legend:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”), and may not be offered or sold except pursuant to (i) an effective registration statement under the Act or (ii) an exemption from registration under such Act.

The securities represented by this certificate are subject to the restrictions contained in a Second Amended and Restated Stockholders’ Agreement, dated as of February 6, 2003, by and among the issuer of such securities (the “Company”) and certain of the Company’s stockholders as such agreement may be amended from time to time.  A copy of such stockholders’ agreement shall be furnished without charge by the Company to the holder hereof upon written request.

The legend set forth above shall be removed from the certificates evidencing any Securities upon Transfer pursuant to a Public Sale.

2.2  Restrictions on Transfer.

No Party shall, directly or indirectly, voluntarily or involuntarily, sell, assign, gift, transfer, pledge, mortgage, hypothecate or otherwise dispose of (each such event, a “Transfer”) any Securities other than (a) Transfers to Permitted Transferees, (b) transfers of Class A Preferred Stock to Holdings upon the exercise by Holdings of the call option (the “Call Option”) provided in Section 9.01(a) of the Third Stock Purchase Agreement (“Call Option Transfers”), and (c) Transfers in compliance with the provisions of this Article 2.

2.3  Right of First Offer.

So long as the Minimum Whitney Common Ownership is at least twenty percent (20%), neither Hartnett nor any of his Permitted Transferees (the “Hartnett Parties”) may Transfer any Securities except in compliance with this Section 2.3.

(a)  If any Hartnett Party desires to Transfer Securities, he shall give notice thereof to the Whitney Notice Parties (a “First Offer Notice”).  The First Offer Notice shall include the number and type of Securities that are to be the subject of the Transfer and, to the extent then known, the proposed process applicable to the Transfer and the intended timing of such Transfer.

(b)  The holders of a majority of the Whitney Common Shares (the “Required Holders”) shall have the right, but not the obligation, exercisable at any time within thirty (30) days after delivery of the First Offer Notice, to deliver in writing to the Hartnett Party an offer to purchase all, but not less than all, of such Securities (the “First Offer Election”) setting forth the material terms and conditions on which it proposes to purchase such Securities (the “First Offer Terms”).

(c)  The Hartnett Party shall have a period of ten (10) days after the delivery of the First Offer Election in which to accept or reject the offer by the Required Holders on the First Offer Terms.  Notice of such acceptance shall be referred to as the “Hartnett Acceptance Notice.”

(d)  Upon the acceptance of any such offer pursuant to (b) above, the Required Holders shall designate a date to purchase the Securities to be acquired, which date shall be not less than five (5) days following the date on which the Required Holders notify the Hartnett Party thereof and not more than thirty (30) days following delivery of the Hartnett Acceptance Notice, at which time the Required Holders shall deliver payment in the appropriate amount to the Hartnett Party against (i) delivery of certificates or other instruments representing the

Securities to be purchased, appropriately endorsed by the Hartnett Party and (ii) completion of all documentation necessary to satisfy all of the First Offer Terms.

(e)  If the Required Holders do not make a First Offer Election or if the Hartnett Party has not accepted the offer embodied in the First Offer Notice within the ten (10) day period set forth in subparagraph (b) above, the Hartnett Party shall have the unlimited right at his option, at any time within the one hundred eighty (180) days following the date of the First Offer Notice to sell all of the Securities that were the subject of the First Offer Notice free of any obligation to sell any of such Securities to the Required Holders; provided, however, that, if the Required Holders shall have made a First Offer Election but the Hartnett Party did not accept such offer as aforesaid, the per share price in such sale shall not be less than the per share price contained in the First Offer Terms.  Any subsequent or other proposed Transfer shall be subject to the rights of first offer set forth herein.

(f)  Notwithstanding any provision of this Section 2.3 to the contrary, if the exercise by any holder of Whitney Securities of its Right of First Offer would cause the Voting Power (on a fully-diluted basis, including in respect of all Derivative Securities) which all of the holders of the Whitney Securities own, directly or indirectly, to exceed forty-nine and nine-tenths percent (49.9%) of the Voting Power of the Common Stock (on a fully-diluted basis, including in respect of all Derivative Securities), then such holders of Whitney Securities agrees that that portion of the Securities so exceeding such forty-nine and nine-tenths percent (49.9%) threshold shall be replaced with a different class of Securities without any voting rights whatsoever (but in all other respects identical to the Securities offered pursuant to this Section 2.3).  Each of the Parties covenants and agrees that it shall take all measures required to carry out the foregoing, including approval of any required amendment to the Certificate of Incorporation of Holdings.

(g)  Notwithstanding anything contained herein to the contrary, this Section 2.3 shall not apply to: (i) any Transfer or series of related Transfers of Securities by the Hartnett Parties that, in the aggregate, together with all other Transfers subject to the exception set forth in this subsection (g)(i), constitute Minimum Hartnett Ownership of less than ten percent (10%), (ii) Transfers to Permitted Transferees, (iii) Call Option Transfers, and (iv) Transfers with respect to which the Hartnett Transferors have exercised a right to compel sale pursuant to Section 2.5.

2.4  Tag-Along Rights.

(a)  If Hartnett or any of his Permitted Transferees (the “Tag-Along Transferor”) wishes to transfer Securities owned by such Person (in a transaction in which, if subject to the provisions of Section 2.3, such Person shall not have accepted the offer, if any, by the holders of the Whitney Securities to purchase such Securities) to any Person other than a Permitted Transferee (a “Tag-Along Transferee”), each Party other than the Tag-Along Transferor and his Permitted Transferees (each such Party, a “Tag-Along Party”) shall have the right (the “Tag-Along Right”) to require, as a condition to such Transfer by the Tag-Along Transferor of such Securities, that the Tag-Along Transferee purchase from such Tag-Along Party, at the same price and on the same terms and conditions as involved in the Transfer by the Tag-Along Transferor, up to that number of Outstanding Common Shares owned by such Tag-Along Party equaling the number derived by multiplying (i) the total number of Outstanding Common Shares owned by such Tag-Along Party by (ii) a fraction (A) the numerator of which is the actual number of Outstanding Common Shares to be Transferred to the Tag-Along Transferee by the Tag-Along Transferor as set forth in the Tag-Along Offer Notice and (B) the denominator of which is the aggregate number of Outstanding Common Shares owned by Hartnett and his Permitted Transferees immediately prior to such Transfer.  Notwithstanding the foregoing, in the event the Tag-Along Transferee is unwilling to purchase the sum of the aggregate number of Securities that the Tag-Along Transferor and the Tag-Along Parties (and each of them) desire to Transfer to the Tag-Along Transferee pursuant hereto, the Tag-Along Transferor and each Tag-Along Party who desires to Transfer Securities to the Tag-Along Transferee shall be entitled to Transfer only that number of Outstanding Common Shares equal to the number of Outstanding Common Shares which such Party desires to Transfer to such Tag-Along Transferee, as set forth in its Tag-Along Notice or, in the case of the Tag-Along Transferor, in the Tag-Along Offer Notice, multiplied by a fraction, the numerator of which is the total number of Outstanding Common Shares which the Tag-Along Transferee is willing to acquire and the denominator of which is the total number of Outstanding Common Shares which the Tag-Along Transferor and all of the Tag-Along Parties wish to Transfer to such Tag-Along Transferee (all as set forth, as applicable, in the Tag-Along Offer Notice and the Tag-Along Notices).

(b)  Unless the Tag-Along Transferee shall agree to the contrary, prior to any Transfer to the Tag-Along Transferee, the Tag-Along Transferor and the Tag-Along Parties shall exercise, convert or exchange such number of their Derivative Securities as may be necessary so that only shares of Common Stock are Transferred.

(c)  If a Tag-Along Transferor proposes to Transfer any Securities in a transaction subject to this Section 2.4, it shall notify the Whitney Notice Parties in writing of such proposed Transfer (a “Tag-Along Offer Notice”).  Such Tag-Along Offer Notice shall set forth: (i) the name of the Tag-Along Transferee, (ii) the number and nature of the Securities proposed to be Transferred, (iii) the proposed amount and form of consideration and all other material terms and conditions of such offer, including the date of the proposed Transfer and all applicable representations, indemnities and other contract provisions required by the Tag-Along Transferee (the “Tag-Along Transferee Terms”), (iv) the total number and nature of Securities owned by the Tag-Along Transferor and Hartnett and his Permitted Transferees and (v) that the Tag-Along Transferee has been informed of the Tag-Along Right provided for in this Section 2.4 and has agreed to purchase Securities subject hereto in the manner set forth in Subsections 2.4(a) and (b).  The Tag-Along Right may be exercised by any Tag-Along Party by delivery of a written notice to the Tag-Along Transferor (the “Tag-Along Notice”) within ten (10) days following delivery of the Tag-Along Offer Notice (the “Tag-Along Notice Deadline”) setting forth the number of Securities the Tag-Along Party wishes to sell to the Tag-Along Transferee.  The failure by any Tag-Along Party to provide the Tag-Along Notice on or before the Tag-Along Notice Deadline shall be deemed to be an election by such Tag-Along Party not to exercise the Tag-Along Right with respect to the transaction described in the Tag-Along Offer Notice.

(d)  Upon delivery of a Tag-Along Notice, each participating Tag-Along Party shall be obligated to sell to the Tag-Along Transferee the number of Securities set forth in its Tag-Along Notice (but not to exceed the number determined in accordance with subparagraph (a) of this Section 2.4) subject to the Tag-Along Transfer Terms (including the same representations, indemnities and the like made by the Tag-Along Transferor).  Notwithstanding the foregoing, no participating Tag-Along Party shall be required to provide indemnification to the Tag-Along Transferee (i) other than on a several (and not joint and several) basis and (ii) in excess of the proceeds actually received by such participating Tag-Along Party.  The Tag-Along Transferor and each of the Tag-Along Parties shall bear their own costs and expenses related to the Tag-Along Transfer.

(e)  The Tag-Along Parties electing to participate in the sale of Securities to the Tag-Along Transferee (and each of them) shall execute and deliver to Holdings within fifteen (15) business days after delivery to such Tag-Along Parties for such execution, all documents required to be executed by each such Tag-Along Party in order to consummate the sale, subject to the limitations on liability contained in Section 2.4(d) above.

(f)  In the event that the Tag-Along Transfer Terms are at any time changed in any material respect (including any decrease in the applicable purchase price) prior to the consummation of the Tag-Along Transfer, the Tag-Along Transferor shall notify each of the Tag-Along Parties, and each of the Tag-Along Parties shall have the right, exercisable at any time within five (5) days following delivery thereof, to withdraw its participation in the Tag-Along-Transfer by so notifying the Tag-Along Transferor and Holdings.

(g)  To the extent that the Tag-Along Parties (or any of them) elect not to participate in the Transfer described in the Tag-Along Offer Notice, the Tag-Along Transferor shall have the right at any time within ninety (90) days following the Tag-Along Notice Deadline to Transfer all or substantially all of the Securities proposed to be Transferred, as set forth in the Tag-Along Transfer Notice (and that are not being sold by participating Tag-Along Parties) to the Tag-Along Transferee; provided that the terms of the Transfer, taken as a whole, are substantially similar to those set forth in the Tag-Along Notice.

(h)  At the closing of the Transfer of Securities to a Tag-Along Transferee (of which the Tag-Along Transferor shall give each participating Tag-Along Party at least five (5) days’ prior written notice), the Tag-Along Transferee shall remit to Holdings the consideration for the total sales price of Securities of such Parties sold pursuant hereto, against delivery by such Parties of such evidence of ownership of such Parties’ Securities as may be requested by the Tag-Along Transferee, and the compliance by such Parties with any other conditions to closing generally applicable to the Tag-Along Transferor and all participating Tag-Along Parties.  Holdings shall, as soon as practicable but in no event later than the business day next following the closing, remit to the Tag-Along Transferor and each participating Tag-Along Party its portion of such consideration.

(i)  If any proposed Transfer contemplated by Sections 2.4(e) and (g) above is terminated or is otherwise not consummated for any reason (in the case of Transfers contemplated by Section 2.4(g) within the ninety (90) day period in which such Transfer may be made), the Tag-Along Transferor shall, without prejudice to its rights hereunder to deliver a subsequent Tag-Along Notice, provide written notice of such termination to the other Parties and shall promptly return to all Tag-Along Parties who elected to participate in such Transfer all documentation which such Tag-Along Parties had previously delivered to Holdings in connection with such Transfer.

(j)  Notwithstanding anything contained herein to the contrary, this Section 2.4 shall not apply to: (i) Transfers to Permitted Transferees, (ii) Call Option Transfers and (iii) Transfers with respect to which the Hartnett Transferors have exercised a right to compel sale pursuant to Section 2.5.

2.5  Right to Compel Sale.

(a)  Subject to subsection (h) below, and so long as the Minimum Hartnett Ownership equals or exceeds ninety percent (90%) or the Minimum Whitney Ownership equals or exceeds twenty-five percent (25%), as the case may be, if either (i) Hartnett and/or his Permitted Transferees or (ii) Whitney and/or its Permitted Transferees (a “Compelled Sale Transferor”) wish to cause a Sale of Business Transaction with any Person other than to a Permitted Transferee of such Persons (“Compelled Sale Purchaser”), then each of the other Parties (the “Other Parties”) shall be obligated, upon the written request of the Compelled Sale Transferor, to join and fully cooperate in such Sale of Business Transaction (a “Compelled Sale”), all as more fully set forth in this Section 2.5.  The Compelled Sale Transferor shall evidence its intent to initiate a Compelled Sale by delivering notice of such effect to the Other Parties (an “Initiating Notice”).

(b)  From and after the delivery of an Initiating Notice, the party delivering such Initiating Notice under this Section 2.5 may retain, or cause Holdings to retain, the services of a nationally recognized investment bank (the “Investment Bank”) to conduct such Compelled Sale and a nationally recognized law firm to advise on such sale, in each case at the expense of the Company.  Such Investment Bank will establish procedures reasonably acceptable to the Compelled Sale Transferor and Holdings to effect an orderly sale of Holdings with the objective of achieving the highest practicable value for the stockholders of Holdings within a reasonable period of time.  Each Party and Holdings will cooperate with the Investment Bank in accordance with such procedures, and agrees to use its reasonable best efforts to reach agreement on the optimum structure and the terms and conditions for the Compelled Sale (including whether such sale will be by merger or sale of assets or capital stock or otherwise).

(c)  The Compelled Sale Transferor shall notify the Other Parties in writing of a Compelled Sale (a “Compelled Sale Notice”), as soon as practicable after the definitive terms of such transaction are known.  Such Compelled Sale Notice shall set forth all of the material terms and conditions of the Compelled Sale, including, without limitation, the proposed amount and nature of consideration and all other material terms and conditions, including the proposed closing date of the Compelled Sale and all applicable representations, indemnities and other contract provisions.  The Other Parties (and each of them) shall execute and deliver to Holdings within (10) business days after delivery to such Other Parties for such execution, all documents, other than the Compelled Sale Shares, required to be executed by each such Other Party in order to consummate such Compelled Sale, all subject to the following:

(i)                                     Unless otherwise agreed upon by the Other Parties, if the Sale of Business Transaction is structured as a sale of capital stock, the terms and conditions applicable to the sale of the capital stock of Holdings owned by the Other Parties shall be substantially the same to those applicable to the sale of the capital stock by the Compelled Sale Transferor, including, without limitation, the amount and nature of consideration and subject to the same representations, indemnities and the like required of the Compelled Sale Transferor.

(ii)                                  Upon a Sale of Business Transaction, each party that owns Preferred Stock will receive consideration in an amount per share of Preferred Stock equal to the Liquidation Amount of such share as set forth in Holdings Certificate of Incorporation.  For the avoidance of doubt, if the total consideration payable in respect of any such Sale of Business Transaction is not sufficient to pay the aggregate Liquidation Amount of each share of Preferred Stock then outstanding to the holders thereof, then such holders will share all of such consideration in accordance with Section B(3) of Article Fourth of the Holdings Certificate of Incorporation and the holders of Common Stock will not be entitled to receive any consideration in respect of such Sale of the Business.

(iii)                               Notwithstanding the foregoing, no Other Party shall be required to provide for indemnification to the Compelled Sale Purchaser (A) other than on a several (and not joint and several) basis and (B) in excess of the proceeds actually received by such Other Party.  The Compelled Sale Transferor and each of the Other Parties shall bear their own costs and expenses related to the Compelled Sale.

(iv)                              Unless the Compelled Sale Purchaser shall agree to the contrary, prior to any Transfer to the Compelled Sale Purchaser, the Other Parties shall exercise, convert or exchange such number of their Derivative Securities as may be necessary so that only shares of Common Stock are Transferred.

(d)  The Other Parties shall (i) vote for, consent to and raise no objections against any Compelled Sale pursuant to this Section 2.5, and (ii) enter into such definitive agreements as are consistent with subsection (c) above.  If the Compelled Sale is structured as a sale of issued capital stock, (A) each Other Party shall agree to sell all of such Other Party’s capital stock of Holdings on the terms and conditions of the Compelled Sale and (B) at the closing of such Compelled Sale each Other Party will transfer to the Compelled Sale Purchaser all shares of capital stock owned by it, with full title guarantee free and clear of all liens and encumbrances, together with duly executed written instruments of transfer with respect thereto, in form and substance reasonably satisfactory to the Compelled Transferor.  If the Compelled Sale is structured as a sale of assets, the Other Parties agree to cause Holdings to execute and deliver or cause to be executed and delivered all documents, certificates, agreements and other writings and to take, or cause to be taken, all such actions as may be necessary or desirable to vest in the Compelled Sale Purchaser good and marketable title to such assets.  If the sale of Holdings is structured as a merger or consolidation, each Other Party shall waive any dissenters’ rights, appraisal rights or similar rights in conjunction with such merger or consolidation.

(e)  The Compelled Sale Transferor shall have the right at any time within one hundred twenty (120) days following the execution of all required documents pursuant to Subsection (d) above to consummate the Compelled Sale on the terms set forth in such documents.  The closing of the Compelled Sale shall take place not less than five (5) business days’ prior notice, setting forth the date and location of such closing.

(f)  At the closing of the Compelled Sale, if the Compelled Sale is structured as a sale of issued capital stock or as a merger or consolidation, the Compelled Sale Purchaser shall cause all amounts payable to the Other Parties to be delivered directly to them (including, as to the cash portion of the consideration, to accounts designated by each of the Other Parties).

(g)  If any Compelled Sale Offer is withdrawn or terminated for any reason prior to consummation (including by the failure of the Compelled Sale Transferor to consummate the Compelled Sale within the one hundred twenty (120) day period set forth in Section 2.5(e)), Holdings shall, without prejudice to any of the Compelled Sale Transferor’s rights hereunder to deliver a subsequent Compelled Sale Notice, return to each of the Other Parties all documentation which he had previously received from such Other Parties in connection with such Compelled Sale Offer.

(h)  Notwithstanding anything contained herein to the contrary, (i) Hartnett and his Permitted Transferees shall have no rights under this Section 2.5 in respect of Whitney Securities and the holders of Whitney Securities shall have no obligations under this Section 2.5, with respect to any proposed Compelled Sale by Hartnett and/or his Permitted Transferees that is to be consummated on or before thirty (30) months following the date hereof, unless the Whitney IRR measured as of, and after giving effect to, the closing of the Compelled Sale is equal to or greater than 25%; provided, however, that the limitation set forth in this subparagraph (i) shall not apply from and after such time that Whitney transfers any Whitney Securities to a Person other than a Permitted Transferee, (ii) (A) Whitney and its Permitted Transferees shall have no rights under this Section 2.5 in respect of Hartnett Securities and the holders of Hartnett Securities shall have no obligations under this Section 2.5, as to any Compelled Sale that is initiated by Whitney and its Permitted Transferees pursuant to an Initiating Notice that is delivered before January 1, 2007, and (B) Whitney and its Permitted Transferees shall have no rights under this Section 2.5 in respect of Hartnett Securities and the holders of Hartnett Securities shall have no obligations under this Section 2.5, unless Whitney and/or its Permitted Transferees shall have (x) first provided Hartnett with notice (a “Negotiation Notice”) of its intent to cause a Compelled Sale and (y) for a period of thirty (30) days following delivery of the Negotiation Notice, negotiated exclusively with Hartnett regarding the purchase of the Whitney Securities by Hartnett or his designee (for a purchase price reflective of the value of such securities in connection with a Compelled Sale), and (iii) neither Hartnett and his Permitted Transferees or Whitney and its Permitted Transferees shall have any rights to initiate a Compelled Sale process hereunder for a period of one hundred twenty (120) days following such time that the other shall have delivered an Initiating Notice; provided, that (x) such period shall be extended for so long as may be reasonably requested by the Investment Bank retained at the request of the Compelled Sale Transferor in order to pursue the Sale of Business Transaction, and (y) in order to give effect to the rights of Whitney and its Permitted Transferees to initiate a Compelled Sale process on January 1, 2007, Hartnett and his Permitted Transferees may not initiate a Compelled Sale process between September 1, 2006 and December 31, 2006.

2.6  Securities of Transferees.

(a)  Securities are transferable only (i) in a Public Sale or (ii) subject to the provisions of Section 2.6(b) below, by any other legally available means of Transfer; provided,

that any Transfer must also comply with, or otherwise be permitted by, the terms of this Article 2 and the other provisions of this Agreement.

(b)  In connection with the Transfer of any Securities other than a Transfer described in clause (i) of Section 2.6(a) above, any Call Option Transfer or any Transfer between a Party and any of its Permitted Transferees, the holder thereof shall deliver written notice to Holdings describing in reasonable detail the Transfer or proposed Transfer, together with, if reasonably requested by Holdings, an opinion of counsel reasonably acceptable to Holdings to the effect that such Transfer of Shares may be effected without registration of such Securities under the Act.  In addition, if the holder of the Securities delivers to Holdings an opinion of counsel that no subsequent Transfer of such Securities shall require registration under the Act, Holdings shall upon such contemplated Transfer deliver new certificates for such Securities which do not bear the relevant legend set forth in Section 2.1 above.  If Holdings is not required to deliver new certificates for such Securities not bearing such legend, the holder thereof shall not Transfer the same until the prospective transferee has confirmed to Holdings in writing its agreement to be bound by the conditions contained herein, as provided in Section 2.6(d).

(c)  Upon the request of a holder of Securities, Holdings shall supply to such Person or its prospective transferees all the information within its possession regarding Holdings, required to be delivered in connection with a Transfer pursuant to Rule 144A of the Commission (or any similar rule or rules then in effect).

(d)  Notwithstanding anything contained in this Article 2 to the contrary, all Transfers (other than Call Option Transfers) by the Parties shall be conditioned upon the relevant Transferee (including any Permitted Transferee) first entering into and delivering to the other Parties a joinder agreement (a “Joinder Agreement”), in the form attached hereto as Exhibit B, pursuant to which such Transferee, and the Securities acquired, shall become subject to the terms and conditions of this Agreement, including (f) below.  In case of a Transfer of Indemnification Shares, the Transfer by the Parties shall also be conditioned upon the relevant Transferee (including any Permitted Transferee) first entering into and delivering to the Other Parties a Joinder Agreement in the form attached hereto as Exhibit C, pursuant to which such Transferee, and the Securities acquired, shall become subject to the terms and conditions of the Old Stock Purchase Agreement, the New Stock Purchase Agreement or the Third Stock Purchase Agreement, as applicable.

(e)  Upon any Transfer and the execution of a Joinder Agreement, each Transferee, and the Securities acquired by it, shall be subject to all of the limitations and obligations set forth herein and shall obtain the benefits and rights of a Party hereunder with respect to the Securities so acquired; provided that the Securities purchased by any Tag-Along Transferee in accordance with the procedures set forth in Section 2.4 shall not be subject to tag-along obligations under Section 2.4 upon any further Transfers otherwise subject thereto.

(f)  In the event that the Whitney Parties transfer any of their Securities hereunder to a Permitted Transferee, thereafter: (i) any notices to be given to such Permitted Transferees shall be deemed given if delivered to Whitney II, (ii) a notice from any such Permitted Transferee shall be deemed delivered only if delivered by Whitney II, and (iii) all of the Parties hereto shall be permitted to rely upon any notice given by Whitney II as containing the intentions of the Whitney Parties’ Permitted Transferees.

(g)  In the event that any Initial Party (other than Whitney) Transfers any of its Securities hereunder, thereafter: (i) any notices to be given to such Transferees shall be deemed given if delivered to their Initial Party Transferor, (ii) a notice from any such Transferee shall be deemed delivered only if delivered by its Initial Party Transferor, and (iii) all of the Parties hereto shall be permitted to rely upon any notice given by an Initial Party (other than Whitney) as containing the intentions of its Transferees.  If an Initial Party (other than Whitney) wishes, it may designate, by written notice to Holdings and all other Parties, a successor Person to give and accept notices on behalf of all Transferees of such Person, as set forth herein.

2.7  Competitors.

(a)  Notwithstanding anything contained in this Article 2 to the contrary, neither Whitney nor any holder of Whitney Securities may Transfer any Securities to any Person who competes, directly or indirectly through one of its Affiliates, with Holdings or its subsidiaries in any business which Holdings or any such subsidiary is engaged or at the time of such Transfer intends to engage (a “Competitor”).

(b)  Whitney (to the extent it is the record holder of Whitney Securities) shall not, and shall cause its Affiliates not to, acquire any debt or equity securities in any Competitor (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies that Whitney or such holder of the Whitney Securities does not have the power to appoint a director) without providing Hartnett and Holdings with written notice thereof.  Holdings’ recourse against Whitney and, as applicable, Whitney V, in case of breach of this subsection (b) shall be limited to demanding notification of such acquisition by Whitney, the holders of the Whitney Securities or their Affiliates in a Competitor.

2.8  Transfers Not in Compliance Void.

Any purported Transfer of Securities owned by a Party that is not in compliance with this Agreement shall be null and void and of no force and effect whatsoever.  Accordingly, such Transfer shall not be reflected on the books of Holdings and Holdings will not recognize any such proposed transferee as the holder of any such Securities.

2.9  Termination.

The restrictions on Transfer of Securities and the other rights, restrictions and obligations contained in Sections 2.3, 2.4, 2.5 and 2.7 shall terminate and be of no further force and effect following an Initial Public Offering.

3.  RIGHT OF FIRST OFFER; PARTICIPATION RIGHT

3.1  Right of First Offer and Participation Right as to New Securities.

Holdings shall not issue any shares of Common Stock or Derivative Securities (“New Securities”) except as set forth in Section 3.1.

(a)  So long as the Minimum Whitney Common Ownership is at least twenty percent (20%), if Holdings desires to issue New Securities, it shall give first notice thereof to the Whitney Notice Parties (a “New Issue Notice”).

(i)                                     Any such New Issue Notice shall contain a description of the material terms and conditions on which Holdings will offer the New Securities including (A) the number and type of New Securities to be issued, (B) the proposed process applicable to the issuance, (C) the desired purchase price to be obtained in, and all other terms applicable to, such issue and (D) the intended timing of such issuance (together, the “New Issue Terms”).  The New Issue Notice shall constitute an offer by Holdings to sell the Securities that are the subject of the New Issue Notice to the holders of the Whitney Securities on the New Issue Terms.

(ii)                                  The Required Holders shall have the right (the “Right of First Offer”), exercisable at any time within thirty (30) days after delivery of the New Issue Notice, to either (A) accept the offer made thereby by furnishing written notice thereof to Holdings and agreeing to purchase all and not less than all of the Securities so offered in, and at the New Issue Terms specified in, the New Issue Notice or (B) make a counter-offer to Holdings to acquire such New Securities on different terms (the “Whitney Counter-Offer”).  Any such Whitney Counter-Offer shall contain a description of the material terms and conditions on which the Required Holders offer to buy all and not less than all of the New Securities from Holdings (the “Counter-Offer Terms”).  The Whitney Counter-Offer shall constitute an offer by the holders of the Whitney Securities to purchase the Securities that are the subject of the New Issue Notice at the Counter-Offer Terms. Holdings shall have the right, exercisable at any time within thirty (30) days after delivery of the Whitney Counter-Offer, to accept the Whitney Counter-Offer made thereby by furnishing written notice thereof to the Required Holders (the “Holdings Response”) and agreeing to sell all and not less than all of the Securities so offered in the New Issue Notice and at the Counter-Offer Terms specified in the Whitney Counter-Offer.  Any Party who fails to deliver a notice called for by the subsection to exercise a right within the time periods provided for herein shall be deemed not be have exercised such right.

(iii)                               Upon the acceptance of any such offer or Counter-Offer pursuant to (ii) above, Holdings shall designate a date on which it shall issue the Securities to be sold, which date shall be not less than five (5) days nor more than thirty (30) days following the date on which it accepts such offer or Counter-Offer.  At such closing, the Required Holders shall deliver payment in the appropriate amount to Holdings against (A) delivery of certificates or other instruments representing the Securities so purchased and (B) completion of all documentation necessary to satisfy all of the terms of the purchase of the New Securities.  The closing for the purchase of Securities pursuant hereto shall occur within thirty (30) days after acceptance by, as the case may be, Holdings or the Required Holders, unless otherwise agreed to as between Holdings and the Required Holders.

(iv)                              If the Required Holders do not elect to purchase all of the Securities that were the subject of the New Issue Notice, Holdings shall have the unlimited right at its option, at any time within the one hundred and eighty (180) day period following the end of the notice period set forth in (ii) above (but subject to the terms of Section 3.1(b)) to sell all of the Securities that were the subject of the New Issue Notice (A) if no Whitney Counter-Offer is made, on such terms as it deems appropriate, or (B) if a Whitney Counter-Offer is made, for a per share price no less than was set forth in the Whitney Counter-Offer; Any subsequent or other proposed Transfer shall be subject to the right of first offer set forth in this Section 3.1(a).

(b)  If the Required Holders do not purchase the New Securities that are the subject of the New Issue Notice by operation of the provisions of Section 3.1(a) and Holdings proceeds to issue such New Securities (a “Preemptive Issuance”), Whitney, Hartnett and their respective Permitted Transferees (the “Preemptive Parties”) shall each have the right (the “Participation Right”) to purchase New Securities of the same class and series issued in such Preemptive Issuance at the price per New Security paid in connection therewith and otherwise upon the same terms and conditions as the New Securities being issued in the Preemptive Issuance.

(i)                                     In the case of a Preemptive Issuance, Holdings shall provide each Preemptive Party with written notice identifying the New Securities, the Persons to whom the New Securities are being issued and describing the terms and amount of the Preemptive Issuance.  A Preemptive Party may exercise its Participation Right by written notice to Holdings within ten (10) days following delivery of the notice described in the preceding sentence.  The failure by any Preemptive Party to provide such notice before the expiration of the ten (10) day period shall be deemed to be an election by such Preemptive Party not to exercise its Participation Right with respect to the Issuance.  Each Preemptive Party electing to exercise its Participation Right under this Section 3.1(b)(i) shall execute such documents as may be reasonably requested by Holdings to evidence the purchase of such New Securities; provided that the terms and conditions applicable to the sale of such New Securities shall be the same as required of the purchaser of such New Securities (including, without limitation, the amount and nature of consideration and representations, indemnities and the like).  The closing of the issuance of such New Securities issued to Preemptive Parties under this Section 3.1(b) (including the payment therefor by the Preemptive Parties) shall occur at the same time as the closing of the issuance of such New Securities to the third-party purchasers thereof.

(ii)                                  The number of New Securities each Preemptive Party may purchase under this Article 3 with respect to each Preemptive Issuance shall be such number so that after exercise of the Participation Right such Preemptive Party’s Outstanding Common Shares will represent the same percentage of the total Outstanding Common Shares following the Preemptive Issuance as such Preemptive Party’s Outstanding Common Shares represented of the total Outstanding Common Shares prior thereto.  Notwithstanding the foregoing, (i) the Required Holders may assign their Participation Right to other holders of Whitney Securities and (ii) Hartnett and his Permitted Transferees (the “Hartnett Preemptive Parties”) shall have the right to assign their Participation Right to other Hartnett Preemptive Parties.

3.2  Exceptions to Right of First Offer and Participation Right.

(a)  The Right of First Offer and Participation Right provided for in this Article 3 shall not apply to any New Securities being issued in connection with, and the term “Preemptive Issuance” shall not include an issuance in respect of, (i) the exercise, conversion or exchange of Derivative Securities outstanding on the date hereof, (ii) a restructuring, including a cancellation or modification of the terms of any, of the debt of Holdings or any of its subsidiaries in which lenders or owners of debt securities of Holdings or its subsidiaries receive equity interests in consideration of or in connection with such restructuring or otherwise, (iii) any management equity plans heretofore or hereafter approved by the Board to purchase Common Stock (provided, that such Common Stock together with all shares of Common Stock issued or issuable pursuant to this clause (iii) as to grants made after the date hereof do not exceed 396,241.50 shares (subject to adjustment to reflect any stock split, stock divided, reclassification, recapitalization or other transaction having a similar effect), (iv) other preemptive rights or anti-dilution provisions in favor of any other stockholder or warrant holder of Holdings, (v) the issuance of New Securities (or the subsequent exercise, conversion or exchange any Derivative Securities) as a component of the issuance of debt by Holdings or its subsidiaries where such New Securities (assuming the immediate exchange, conversion or exchange of Derivative Securities) would represent less than ten percent (10%) of the Outstanding Common Shares on such date, (vi) any issuance of New Securities to a seller in connection with an acquisition of stock or assets of another entity by Holdings or any of its subsidiaries, or (vii) an initial public offering of Common Stock of Holdings.

(b)  Notwithstanding any provision of this Article 3 to the contrary, if the exercise by any holder of Whitney Securities of their Right of First Offer would cause the Common Stock (on a fully-diluted basis, assuming conversion of all Derivative Securities) which all of the holders of Whitney Securities own, directly or indirectly, to exceed forty-nine and nine-tenths percent (49.9%) of the Voting Power of the Common Stock (on a fully-diluted basis, assuming conversion of all Derivative Securities), then such holders of Whitney Securities agrees that that portion of the New Securities so exceeding such forty-nine and nine-tenths percent (49.9%) threshold shall be replaced with a different class of Securities without any voting rights whatsoever (but in all other respects identical to the New Securities); provided that this Subsection 3.2(b) shall not apply to issuances of New Securities which themselves constitute issuances of more than fifty percent (50%) of the Voting Power of the Common Stock (on a fully-diluted basis, assuming conversion of all Derivative Securities, after giving effect to such issuance).  Each of the Parties covenants and agrees that it shall take all measures required to carry out the foregoing, including approval of any required amendment to the Certificate of Incorporation of Holdings.

3.3  Right of First Offer on Subordinated Debt Issuances.

So long as the Minimum Whitney Ownership is at least 25%, prior to the issuance by Holdings or any of its subsidiaries of Applicable Subordinated Debt, Holdings shall provide notice to Whitney of such intended issuance (a “Debt Notice” which Debt Notice shall include, to the extent known, the amount and terms of such Applicable Subordinated Debt), and neither Holdings nor any such subsidiary shall issue such Applicable Subordinated Debt without providing Whitney with the right for a period of thirty (30) days following delivery of the Debt Notice to make an offer to purchase such Applicable Subordinated Debt.  It is specifically agreed that neither Holdings nor any such subsidiary shall be obligated to accept such offer; and following such thirty (30) day period Holdings or such subsidiary may issue such Applicable Subordinated Debt to such party or parties and on such terms (irrespective of the terms offered by Whitney), as it deems appropriate without regard to any rights under this Section 3.3.

3.4  Termination on Initial Public Offering.

The Rights of First Offer and the Participation Right provided for in this Article 3 shall terminate and be of no further force and effect following an Initial Public Offering.

4.  REGISTRATION RIGHTS.

4.1  Piggyback Registration.

If, at any time Holdings proposes to file a registration statement or statements under the Act (together with any registration statement filed pursuant to a demand made under Section 4.2, “Registration Statement”) for the public sale of Common Stock for cash (other than in connection with a merger or pursuant to Form S-4, Form S-8 or comparable registration statement); it will give written notice by registered mail, at least thirty (30) days prior to the filing of each such registration statement, to each Party of its intention to do so.  If any Party (all such Parties collectively with any Parties who have made a demand pursuant to Section 4.2 if the context so requires, the “Registering Parties”) notifies Holdings within ten (10) business days after delivery of any such notice of its desire to include any such Common Stock (including Common Stock underlying Derivative Securities) (all such shares, “Piggyback Shares”) in such proposed Registration Statement, Holdings shall afford such Registering Party the opportunity to have any Piggyback Shares owned by such Party registered under such Registration Statement; provided, however, that in the case of an underwritten offering, if the managing underwriter notifies any Registering Party that the inclusion in the registration statement of any portion of its Piggyback Shares would have an adverse effect on such underwritten offering, then the managing underwriter may limit the number of Piggyback Shares to be included in such registration statement only to the extent necessary to avoid such adverse effect (an “Underwriter’s Cutback”).  Such limit will apply pro rata among the Registering Parties based upon the number of Piggyback Shares such Parties have requested to be so included (provided that if the Registration Statement is being filed pursuant to Section 4.2 below, then, as among the holders of Demand Securities (as defined below) and the Securities held by other Parties, any Underwriter’s Cutback shall first be applied to such other Parties’ Securities); and in the event securities of Holdings held by any person or entity other than Holdings or the Parties (“Third Party Securities”) are to be included in such underwritten offering, and the managing underwriter shall have determined to effectuate an Underwriter’s Cutback, then such limitation shall first be applied to the Third Party Securities, and then to the Piggyback Shares.

Notwithstanding the provisions of this Section 4.1, except in the case of a Demand Registration Statement, Holdings shall have the right at any time after it shall have given written notice pursuant to this Section 4.1 (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statements or to withdraw the same after the filing but prior to the effective date thereof.

4.2  Demand Registration.

(a)                                  (i)                                     Commencing on the earlier of (A) six (6) months following the effective date of an Initial Public Offering and (B) the third anniversary of the date hereof, and expiring five (5) years thereafter and provided that such Securities shall not at that time be eligible for sale pursuant to Rule 144(k) under the Act, the holders of Whitney Securities shall have the collective right, on two (2) occasions (which right is in addition to the registration rights under Section 4.1 hereof), exercisable by written notice to Holdings (the “Demand Notice”) given by the holders of a majority (the “Demanding Holders”) of the Whitney Securities then outstanding that have not been sold pursuant to a Registration Statement or pursuant to Rule 144(k) of the Commission without regard to limiting or qualifying of Securities to be sold and have had all transfer restrictions contained thereon removed (the “Demand Securities”), to have Holdings prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement (“Demand Registration Statement”) and such other documents, including a prospectus, as may be necessary in the opinion of counsel for Holdings, and shall keep such registration statement effective and the disclosure in such documents current, in order to comply with the provisions of the Act, so as to permit a public offering and sale of the Demand Securities by the holders thereof for nine (9) consecutive months.

(ii)                                  A registration requested pursuant to this Section 4.2 shall not be deemed to have been effected (and thereby the right to make a demand not used) (A) unless a Registration Statement with respect thereto has become effective, provided that a registration which does not become effective after Holdings has filed a Registration Statement with respect thereto solely by reason of the refusal to proceed of the holders (other than a refusal to proceed based upon the advice of counsel relating to a matter with respect to Holdings) shall be deemed to have been effected by Holdings at the request of such holders unless the holders of Demand Securities shall have elected to pay all expenses referred to in Section 4.3(b) in connection with such registration, (B) if, after it has become effective, such registration becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and such order, injunction or requirement is not promptly withdrawn or lifted, (C) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, other than by reason of some act or omission by such holders, or (D) if less than eighty-five percent (85%) of the Demand Securities were sold pursuant to such registration.

(b)  The holders of Whitney Securities shall have the right, exercisable at any time and from time to time by written notice to Holdings of the holders of twenty-five percent (25%) of the Whitney Securities, to have Holdings prepare and file with the Commission, if available, a registration on Form S-2, Form S-3, or any similar form if not available, for the sale of Securities held by such Parties.

(c)  A registration requested pursuant to this Section 4.2 may, if determined by Holdings to have the potential to have a material adverse effect on, or otherwise interfere with, any transaction or other business matter with which Holdings is then involved or contemplates, at Holding’s option be deferred for no more than one hundred and eighty (180) days from the date of delivery of the Demand Notice.

(d)  Holdings shall have the right, at its option, following receipt of the Demand Notice requiring the filing of a Registration Statement that would result in the first public offering of equity securities of Holdings under the Act, in lieu of filing a Registration Statement referred to in such demand, to undertake the filing of a Registration Statement under the Act with the Commission for the sale by Holdings of securities of Holdings, in which case the Parties shall be permitted to exercise their rights under Section 4.1 above.  Should Holdings exercise its rights under this Section 4.2(d), the rights of the Demanding Holders to make a demand under Section 4.2(a) above on two (2) occasions shall not be deemed to have been exercised, and such parties shall retain such right subject to the limitations contained herein.

(e)  In Holdings’ discretion, it may include a sale of shares or shares owned by others or an issuance of shares by Holdings in a registration pursuant to this Section 4.2.  In the event of an Underwriter’s Cutback in connection with a registration pursuant to this Section 4.2, such Underwriter’s Cutback shall first be applied in respect of such shares owned by others, then in respect of the shares to be included by Holdings, pursuant to this Section 4.2(e) and lastly in respect of the Demand Securities.

4.3  Covenants With Respect to Registration.

In connection with any registration under Section 4.1 or 4.2 hereof, as applicable, Holdings covenants and agrees as follows:

(a)  Holdings shall prepare and use commercially reasonable efforts to, not later than sixty (60) days after (or if the sixtieth (60th) day is not a business day, the first business day thereafter) of delivery of any demand therefor, to cause such Demand Registration Statement to become effective under the Act within one hundred fifty days (150) days (or if the one hundred fiftieth (150th) day is not a business day, the first business day thereafter) after demand therefor and shall keep the Demand Registration Statement effective for not less than nine months after the date on which notice of the effectiveness thereof is received (such period being called the “Demand Registration Period”), and shall furnish holders of Demand Securities such number of prospectuses as shall reasonably be requested.

(b)  Holdings shall pay all costs (including fees and expenses of one counsel to the Registering Parties, selected in accordance with Section 4.5 below, if applicable, but excluding any underwriting or selling commissions or discounts or other charges of any broker-dealer acting on behalf of any holder of Demand Securities), fees and expenses in connection with all registration statements filed pursuant to Sections 4.1 and 4.2 hereof and offers and sales pursuant thereto including, without limitation, Holdings’ legal and accounting fees, printing expenses, blue sky fees and expenses, registration fees, filing fees and listing fees.

(c)  In connection with any registration contemplated by Section 4.1 or 4.2 hereof, the following provisions shall apply:

(i)                                     Holdings shall (A) furnish to the Registering Parties, prior to the filing of a Registration Statement with the Commission, a copy of the Registration Statement and each amendment thereto (including any incorporated documents) and each supplement, if any, to the prospectus included therein and any document that is filed after the filing of the Registration Statement and that is incorporated or would be deemed incorporated by reference therein, and (B) include the names of the Registering Parties who propose to sell securities pursuant to the Registration Statement as selling security holders.

(ii)                                  Holdings shall promptly give written notice to each Registering Party:

(A) when the Registration Statement or any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

(B) of any request by the Commission or other governmental authority for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

(C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(D)  of the receipt by Holdings or its legal counsel of any notification with respect to the suspension of the qualification of the Piggyback Shares or Demand Securities (as applicable, the “Registered Securities”) for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E)  of the happening of any event that requires Holdings to make changes in the Registration Statement or the prospectus in order that the Registration Statement or the prospectus does not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or of the commencement of any Suspension Period.

(iii)                               Holdings shall make every reasonable effort to prevent the issuance of and obtain the withdrawal at the earliest possible time of any order suspending the effectiveness of the Registration Statement or of the qualification (or exemption therefrom) of any of the Piggyback Shares or Demand Securities for sale in any jurisdiction.

(iv)                              Holdings shall furnish to each Registering Party, without charge, at least one copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Registering Party so requests in writing, all exhibits thereto (including those, if any, incorporated by reference).

(v)                                 Holdings shall deliver to each Registering Party, without charge, as many copies of the prospectus (including each preliminary prospectus) included in the Registration Statement and any amendment or supplement thereto as such person may reasonably request.  Holdings consents, subject to the provisions of this Agreement, to the use of the prospectus or any amendment or supplement thereto included in the Registration Statement by each of the Registering Parties in connection with the offering and sale of the Registered Securities covered by such prospectus or any such amendment or supplement.

(vi)                              Prior to any public offering of the Registered Securities, pursuant to any Registration Statement, Holdings shall register or qualify or cooperate with the Registering Parties and their respective counsel in connection with the registration or qualification of the Registered Securities covered thereby for offer and sale under the securities or “blue sky” laws of such states of the United States as any Registering Party reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Registered Securities covered by such Registration

Statement; provided, however, that Holdings shall not be required to (A) qualify generally to do business in any jurisdiction where it is not then so qualified or (B) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject.

(vii)                           Holdings shall cooperate with the Registering Parties to facilitate the timely preparation and delivery of certificates representing the Registered Securities to be sold pursuant to any Registration Statement free of any restrictive legends and in such denominations and registered in such names as the Registering Parties may request (including being eligible for deposit with The Depository Trust Company) a reasonable period of time prior to sales of the Registered Securities pursuant to such Registration Statement.

(viii)                        Upon the occurrence of any event contemplated by paragraphs (B) through (E) of Section 4.3(c)(ii) above during the period for which Holdings is required to maintain an effective Registration Statement, Holdings shall promptly prepare and file a post-effective amendment to the Registration Statement or a supplement to the related prospectus and any other required document so that, as thereafter delivered to the Registering Parties or purchasers of Registered Securities covered by such Registration Statement, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If Holdings notifies the Registering Parties in accordance with paragraphs (B) through (E) of Section 4.3(c)(ii) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Registering Parties shall suspend use of such prospectus, and the period of effectiveness of the Registration Statement provided for in Section 4.2(a) above shall each be extended by the number of days from and including the date of the giving of such notice to and including the date when the Registering Parties shall have received such amended or supplemented prospectus pursuant to this paragraph.

(ix)                                Not later than the effective date of the applicable Registration Statement, Holdings will obtain one CUSIP number for all of the Registered Securities covered by such Registration Statement.

(x)                                   Holdings may require each Registering Party to furnish to Holdings such information regarding the Registering Party and the distribution of the Registered Securities as Holdings may from time to time reasonably require for inclusion in the Registration Statement, and Holdings may exclude from such registration the Registered Securities of any Registering Party that fails to furnish such information within a reasonable time after receiving such request.

(xi)                                In the case of any Demand Registration Statement, Holdings shall (A) make reasonably available for inspection by the Registering Parties, any underwriter participating in any disposition pursuant to the Demand Registration Statement and any attorney, accountant or other agent retained by the Registering Parties or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of Holdings and its subsidiaries and (B) cause Holdings’ and its subsidiaries, officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the

Registering Parties or any such underwriter, attorney, accountant or agent in connection with the Demand Registration Statement, in each case as shall be reasonably necessary, in the judgment of the Registering Parties or any such underwriter, attorney, accountant or agent referred to in this paragraph, to conduct a reasonable investigation within the meaning of Section 11 of the Act; provided, however, that the foregoing inspection and information gathering shall be coordinated on behalf of the Registering Parties by one counsel designated by and on behalf of all Registering Parties, selected in accordance with Section 4.5 below, if applicable, and one counsel designated by and on behalf of the underwriters.

(xii)                             In the case of any Demand Registration Statement, Holdings, if requested by holders of a majority of the Demand Securities, shall cause (A) its counsel to deliver an opinion and updates thereof relating to the Demand Securities to be registered in customary form addressed to holders of the Demand Securities and the managing underwriters, if any, thereof and dated, in the case of the initial opinion, the effective date of such Demand Registration Statement; (B) its officers to execute and deliver all customary documents and certificates and updates thereof reasonably requested by any underwriters of the applicable Demand Securities and (including, without limitation, an underwriting agreement in form and substance as is customary in underwritten public offerings), and (C) its independent public accountants and the independent public accountants with respect to any business acquired, to the extent financial information with respect thereto is included or incorporated by reference in the Demand Registration Statement to provide to the holders of the Demand Securities and any underwriter therefor a comfort letter in customary form and covering matters of the type customarily covered in comfort letters in connection with primary underwritten offerings, subject to receipt of appropriate documentation as contemplated, and only if permitted, by Statement of Auditing Standards No. 72.

(xiii)                          Holdings shall comply with all applicable rules and regulations of the Commission and make generally available to its security holders earnings statements satisfying the provisions of Section 11(a) of the Act and Rule 158 thereunder (or any similar rule promulgated under the Act) no later than forty-five (45) days after the end of any twelve (12) month period (or ninety (90) days after the end of any twelve (12) month period if such period is a fiscal year) (or in each case within such extended period of time as may be permitted by the Commission for filing the applicable report with the Commission) (A) commencing at the end of any fiscal quarter in which Demand Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (B) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of Holdings after the effective date of a Registration Statement, which statements shall cover said twelve (12) month period.

(xiv)                         Holdings shall cooperate with each seller of Demand Securities covered by any Registration Statement and each underwriter, if any, participating in the disposition of such Demand Securities and their respective counsel in connection with any filings required to be made with the NASD.

(xv)                            Holdings shall use commercially reasonable best efforts to take all other steps necessary to effect the registration of the Registered Securities covered by a Registration Statement contemplated hereby.

(d)  Holdings agrees to indemnify and hold harmless each Registering Party, the officers, directors, partners and fiduciaries of each Registering Party and each person, if any, who controls such Party within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the officers, directors, partners and fiduciaries of each such controlling person (collectively the “Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Registered Securities) to which each Indemnified Party may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to a Registration Statement, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse, as incurred, each Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that (i) Holdings shall not be liable in any such case to the extent that such loss, claim, damage, liability or action arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in a Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to a Registration Statement in reliance upon and in conformity with written information pertaining to such Registering Party and furnished to Holdings by or on behalf of such Registering Party specifically for inclusion therein; (ii) with respect to any untrue statement or omission or alleged untrue statement or omission made in any prospectus relating to a Registration Statement, the indemnity agreement contained in this subsection (d) shall not inure to the benefit of any Registering Party from whom the person asserting any such losses, claims, damages or liabilities purchased the Registered Securities concerned, to the extent that a prospectus relating to such Registered Securities was required to be delivered by such Registering Party under the Act in connection with such purchase and any such loss, claim, damage or liability of such Registering Party results from the fact that there was not sent or given to such person, at or prior to the written confirmation of the sale of such Registered Securities to such person, a copy of the final prospectus, as amended or supplemented, if Holdings had previously furnished copies thereof to such Registering Party and (iii) the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any underwriter or Registering Party from whom the person asserting any such loss, claim, damage or liability purchased the Registered Securities if a copy of the prospectus included in the applicable Registration Statement (as then amended or supplemented, if such amendment or supplement was furnished by Holdings) was not sent or given by or on behalf of any underwriter or Registering Party to such person, if such is required by law, at or prior to the written confirmation of the sale of such Registered Securities to such person and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability; provided further, however, that this indemnity agreement will be in addition to any liability which Holdings may otherwise have to such Indemnified Party.  Holdings shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution (in each case as described in a Registration Statement), their officers and directors and each person who controls such persons within the meaning of the Act or the Exchange Act to the same extent as provided above with respect to the indemnification of the Registering Parties if requested by such holders.

(e)  Each Registering Party, severally and not jointly, will indemnify and hold harmless Holdings and each person, if any, who controls Holdings within the meaning of the Act or the Exchange Act from and against any losses, claims, damages, liabilities or actions in respect thereof to which Holdings or any such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to a Registration, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made), but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information pertaining to such Registering Party and furnished to Holdings by or on behalf of such Registering Party specifically for inclusion therein; and, subject to the limitation set forth immediately preceding this clause, shall reimburse, as incurred, Holdings for any legal or other expenses reasonably incurred by Holdings or any such controlling person in connection with investigating or defending any loss, claim, damage, liability or action in respect thereof.  This indemnity agreement will be in addition to any liability which such Registering Party may otherwise have to Holdings or any of its controlling persons.

(f)  Promptly after receipt by an Indemnified Party under Section 4.3(d) or (e) of notice of the commencement of any action or proceeding (including a governmental investigation), such Indemnified Party will, if a claim in respect thereof is to be made against any person (the “Indemnifying Party”) under Section 4.3(d) or (e), notify the Indemnifying Party of the commencement thereof; but the omission so to notify the Indemnifying Party will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided in Section 4.3(d) or (e) above unless and to the extent that the Indemnifying Party has been prejudiced in any material respect by such failure.  In case any such action is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof the Indemnifying Party will not be liable to such Indemnified Party under Section 4.3(d) or (e) for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Party in connection with the defense thereof.  Notwithstanding the foregoing, an Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or parties unless (i) the Indemnifying Party has agreed to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly after notice to assume the defense of such proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified

Party and the Indemnifying Party or any of its affiliates or controlling persons, and such Indemnified Party shall have been advised in writing by counsel that either (A) a conflict of interest may exist if such counsel represents such Indemnified Party and the Indemnifying Party (or such affiliate or controlling person) or (B) there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party or such affiliate or controlling person (in which case, if such Indemnified Party notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense thereof and the fees and expenses of such counsel shall be at the expense of the Indemnifying Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such proceeding or separate but substantially similar or related proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such Indemnifying Parties.  No Indemnifying Party shall be liable for any settlement of any such proceeding effected without its written consent, but if settled with its written consent, or if there be a final unappealable judgment for the plaintiff in any such proceeding, each Indemnifying Party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages or liabilities by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party sand indemnity could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action.

(g)  If the indemnification provided for in Section 4.3(d) or (e) is unavailable or insufficient to hold harmless an Indemnified Party thereunder, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages, liabilities or actions in respect thereof referred to in Sections 4.3(d) and (e) above in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party or Parties on the one hand and the Indemnified Party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations.  The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Holdings, on the one hand, or such Registering Party or such other indemnified person, as the case may be, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid by an Indemnified Party as a result of the losses, claims, damages, liabilities or actions referred to in the first sentence of this subsection (g) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim which is the subject of this Section 4.3(g), the Registering Party shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such holders from the sale of Registered Securities pursuant to a Registration Statement exceeds the amount of damages which such holders have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The parties agree that it would not be just and equitable if contribution pursuant to this section were determined by pro rata allocation or by any other method that does not take account of the equitable considerations referred to above.  For purposes of this subsection (g), each person, if any, who controls such Indemnified Party within the meaning of the Act or the Exchange Act shall have the same rights to contribution as such Indemnified Party and each person, if any, who controls the Company within the meaning of the Act or the Exchange Act shall have the same rights to contribution as the Company.

(h)  The agreements contained in Sections 4.3(d) through (g) shall survive the sale of the Registered Securities pursuant to a Registration Statement and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

4.4  Definition of Common Stock.

For the purposes of this Article 4, the term “common stock” shall include any securities issued or issuable with respect to such securities by any of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

4.5  Designation of Underwriters.

In connection with any underwritten public offering pursuant to a Demand Registration, the holders of a majority of Demand Securities shall select the managing underwriter, counsel and co-manager if one is desired by them (with the consent of Holdings, such consent not to be unreasonably withheld).

5.  SPECIAL WHITNEY PRIVILEGES

5.1  Whitney Board Designee.

Prior to an Initial Public Offering and subject to Section 5.1(i) below:

(a)  the parties shall, at any annual meeting of stockholders of Holdings or any special meeting of stockholders of Holdings, or by written consent, vote their Shares to set the size of the Board to seven (7) directors; provided, that if Whitney becomes entitled to designate an additional member of the Board pursuant to Section 9.01(b) of the Third Stock Purchase Agreement (such designee, a “Third Whitney Designee”), then promptly thereafter, the Initial Parties shall take all action necessary to increase the size of the Board to eight (8) directors, and thereafter, the parties shall, at any annual meeting of stockholders of Holdings or any special meeting of stockholders of Holdings, or by written consent, vote their Shares to set the size of the Board to eight (8) directors.

(b)  prior to January 1, 2007, the Parties shall, at any annual meeting of stockholders of Holdings or any special meeting of stockholders of Holdings called for the purpose of electing directors, or by written consent, vote their Shares for the election of the following members of the Board:

(i)                                     two (2) members of the Board designated by Whitney V; provided, that if Whitney becomes entitled to designate a Third Whitney Designee pursuant to Section 9.01(b) of the Third Stock Purchase Agreement, Whitney shall be entitled to designate three (3) members of the Board pursuant to this Section 5.1(b)(i), provided further, that at each time of election or re-election of any such Third Whitney Designee, he or she, if not an employee of Whitney, shall be reasonably acceptable to Hartnett;

(ii)                                  four (4) members of the Board designated by the holders of a majority of the Hartnett Securities; and

(iii)                               William Killian (“Killian”), or his successor determined in accordance with Section 5.1(f).

(c)  on and after January 1, 2007, the Parties shall, at any annual meeting of stockholders of Holdings or any special meeting of stockholders of Holdings called for the purpose of electing directors, or by written consent, vote their Shares for the election of the following members of the Board:

(i)                                     two (2) members of the Board designated by Whitney V; provided, that if Whitney becomes entitled to designate a Third Whitney Designee pursuant to Section 9.01(b) of the Third Stock Purchase Agreement, Whitney shall be entitled to designate three (3) members of the Board pursuant to this Section 5.1(c)(i), provided further, that at each time of election or re-election of any such Third Whitney Designee, he or she, if not an employee of Whitney, shall be reasonably acceptable to Hartnett;

(ii)                                  three (3) members of the Board designated by the holders of a majority of the Hartnett Securities;

(iii)                               one (1) other person mutually agreeable to Hartnett and Whitney V (the “Independent Director”); and

(iv)                              Killian, or his successor determined in accordance with Section 5.1(f).

(d)  the Board shall not act through any committee or similar body unless the directors designated by Whitney V pursuant to Section 5.1(b)(i) or 5.1(c)(i) above (as the case may be, the “Whitney Designees”) and the directors designated by holders of a majority of the Hartnett Securities pursuant to Section 5.1(b)(ii) or 5.1(c)(ii) above (as the case may be, the “Hartnett Designees” and together with the Whitney Designees, the “Designees”) have been provided the continuing opportunity to join as a member thereof.

(e)  Whitney and the holders of a majority of the Hartnett Securities, respectively, may remove from the Board the Whitney Designee or Hartnett Designee, as applicable, in its or their sole discretion and without providing notice to the other Parties.  Upon the resignation or removal of any Whitney Designee or Hartnett Designee, the other Parties shall vote their Shares for such replacement director as shall be designated by Whitney or the holders of a majority of the Hartnett Securities, as applicable (in the case of a Third Whitney Designee who is not an employee of Whitney, subject to Hartnett’s reasonable approval).  No Whitney Designee or Hartnett Designee, respectively, may be removed from the Board without the vote or consent of a majority of the holders of the Whitney Securities or the Hartnett Securities, as applicable, absent fraud or willful misconduct by such individual.

(f)  Upon the resignation or removal of Killian or the Independent Director from the Board, the Parties shall vote their Shares for such replacement director as shall be mutually agreeable to both Hartnett and Whitney.

(g)  In no event shall Board meetings or any meetings of a committee of the Board (collectively, “Board Meetings”) be convened without affording the Designees with two (2) business days’ written notice to attend such a meeting.  The Designees shall be provided with all information and materials provided to the other directors for such a meeting.  All Board Meetings shall either be held at locations reasonably convenient to the Designees or, in the alternative, the Designees shall be permitted to participate in such Board Meeting telephonically.

(h)  The parties hereto shall take all action within their power (including in the case of Holdings, voting the capital stock of RBCA) to provide that the composition of the board of directors of RBCA be identical to that of the Board and Holdings shall afford Whitney the opportunity to designate one (1) member of the governing bodies of all other entities over which Holdings has Control.  The parties’ rights with respect to designees on the board of directors of RBCA shall be identical to the rights of such parties with respect to the Board.  Whitney’s designee on such other governing bodies shall be entitled to all rights in respect of its membership in the governing body of any such entity as the Whitney Designees have in respect of the Board.

(i)  (A) Whitney shall forfeit its right to appoint one member of the Board pursuant to Sections 5.1(b)(i) and 5.1(c)(i) above at any time that (x) the Minimum Whitney Common Ownership equals or is less than 20% or (y) the Minimum Whitney Preferred Ownership equals or is less than 20%; (B) the provisions of Section 5.1(c)(iii) shall not apply (and instead a majority of the Hartnett Securities shall have the right to designate four (4) members of the Board pursuant to Section 5.1(c)) at any time that the Minimum Whitney Preferred Ownership equals or is less than 20%; and (C) Whitney shall forfeit its right to appoint any member of the Board pursuant to Sections 5.1(b)(i) and 5.1(c)(i) above and its right to participate in the designation under Section 5.1(c)(iii) above, upon the occurrence of both (A)(x) and (B)(x) hereof.

5.2  Whitney’s Written Consent.

Prior to an Initial Public Offering and for so long as the Minimum Whitney Common Ownership exceeds twenty percent (20%), Holdings shall not take, and shall cause its subsidiaries not to take, any of the following actions without the prior written consent of Whitney:

(a)  Any redemption or other repurchase of equity securities by Holdings consisting of more than ten percent (10%) in the aggregate of the Outstanding Common Shares on the date hereof; provided, however, that any redemption or other repurchase of Securities held by Hartnett or his Permitted Transferees may not be effected without the prior written consent of Whitney, provided further, however, that by execution of this Agreement, Whitney hereby consents to the exercise by Holdings from time to time of the Call Option.

(b)  A sale, lease, exchange or other distribution (including by way of merger or consolidation) of all or substantially all of Holdings’ and its Subsidiaries’ property and assets prior to thirty (30) months following the date hereof for a consideration that will result in, after giving effect to such transaction, a Whitney IRR of less than 25%; provided, however, that such action shall not require the prior written consent of Whitney from and after such time that Whitney transfers any Whitney Securities to a Person other than a Permitted Transferee.

(c)  Any acquisition or series of related acquisitions by Holdings or any of its subsidiaries, by way of merger, consolidation, stock purchase, asset purchase or otherwise, of any Person in which Holdings or any of its Subsidiaries will pay consideration of $30,000,000 or more in the aggregate.

(d)  The entering into any agreement, transaction or arrangement between Holdings or any of its subsidiaries, on the one hand, and Hartnett or any holder of more than five percent (5%) of the Outstanding Common Shares, on the other hand, other than the Hartnett Employment Agreement, the Management Services Agreement, any grant of options or warrants to Hartnett permitted pursuant to subsection (f) below or the issuance of any shares of Common Stock or Preferred Stock to Whitney pursuant to the Holdings Certificate of Incorporation, the Third Stock Purchase Agreement, the New Stock Purchase Agreement or the Old Stock Purchase Agreement, provided, however, that by execution of this Agreement, Whitney hereby consents to the exercise by Holdings from time to time of the Call Option.

(e)  Changes in the general lines of business from those currently conducted by Holdings and its subsidiaries.

(f)  Any grant of options or warrants granted from and after the date hereof pursuant to management option plans heretofore or hereafter approved by the Board to purchase Common Stock which, when taken together with all other options and warrants issued following the date hereof pursuant to this subsection (f), exceed 396,241.50 shares (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect); provided, however, that any grant of options or warrants to Hartnett following the date hereof which, when taken together with all other options and warrants granted to Hartnett pursuant to this subsection (f), would be in excess of 242,669 shares (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect) shall require prior written consent of Whitney.

(g)  Any issuance of Common Stock by Holdings at a price per share below the fair market value of such shares as determined in good faith by the Board.  If the holders of a majority of the Whitney Securities disagree with such Board determination, the disagreement regarding the fairness of the issuance price shall be resolved by binding arbitration.  In the event of a dispute, the holders of a majority of the Whitney Securities may notify Holdings in writing of its request for such arbitration and its choice of an arbitrator.  Within thirty (30) days following its receipt of such a request, Holdings shall notify the holders of a majority of the Whitney Securities of its choice of an arbitrator.  The arbitrators so chosen shall meet within thirty (30) days thereafter and select a third arbitrator and commence the arbitration in accordance with rules agreed by the parties.  If the parties are unable to agree on such rules, the arbitrators shall establish them by a majority vote.  The holders of the Whitney Securities and Holdings shall bear their own costs and expenses, and the fees and expenses of the arbitrators shall be divided equally between the parties, unless arbitrators rule by a majority vote that a party has not acted in good faith with regard to the institution, conduct and/or the subject of the arbitration.  In the event of such a ruling, the arbitrators shall require such party to pay all of the arbitrators’ costs and expenses, as well as some or all of the other party’s arbitration costs and expenses, in the discretion of the arbitrators.  By execution of this Agreement, Whitney agrees that the issuance and sale of Class A Preferred Stock pursuant to the Third Stock Purchase Agreement is for fair market value and agrees not to challenge such determination by the Board.

(h)  Any issuance of capital stock having liquidation, dividend, or distribution rights (i) senior to the Class B Preferred Stock, Class C Preferred Stock or Class D Preferred Stock, or (ii) senior to, or pari passu with, the Class A Preferred Stock provided, however, that by execution of this Agreement, Whitney consents to the issuance and sale of Class A Preferred Stock pursuant to the Third Stock Purchase Agreement.

5.3  Whitney’s Right to Information.

(a)  Prior to an Initial Public Offering, and so long as the Minimum Whitney Common Ownership exceeds twenty percent (20%), Holdings shall provide to Whitney or the Whitney Designee (i) monthly, quarterly and annual financial statements, but only to the extent, and in such form, as are normally prepared by Holdings and/or Roller Bearing Company of America, Inc., (ii) copies of all significant reports submitted to Holding’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Holdings and its subsidiaries made by such accountants, including any comment letter submitted by such accountants, including any comment letter submitted to such accountants to management in connection with their services, (iii) for so long as Holdings is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, all information and reports required to be delivered by Holdings under the reporting requirements of Section 13(a) or 15(d) of the Exchange Act when and as delivered to the Commission or the securities holders of Holdings, (iv) all press releases and other statements made available by Holdings or any of its subsidiaries to the public concerning material developments in the business of Holdings or its subsidiaries, (v) not less than fifteen (15) days prior to creating a new subsidiary or acquiring the stock of, or other equity interests in a Person, such that such Person will become a subsidiary, written notice of the intention of Holdings or any of its subsidiaries to create such a subsidiary or acquire such stock or equity interests, and (vi) such other information and data with respect to Holdings or any of its subsidiaries as from time to time may be reasonably required by the holders of the Whitney Securities.  The delivery of such financial statements shall not be deemed to constitute a representation by Holdings respecting the accuracy of the information contained therein.

(b)  Holdings shall permit, and will cause each of its subsidiaries to permit, representatives of Whitney or its Permitted Transferees to visit and inspect any of their properties, to examine their corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice.

6.  AFFIRMATIVE COVENANTS

Prior to an Initial Public Offering and so long as the Minimum Whitney Common Ownership exceeds twenty percent (20%), Holdings hereby covenants with Whitney as follows:

6.1  Preservation of Corporate Existence.

Holdings shall, and shall cause each of its subsidiaries to:

(a)  preserve and maintain in full force and effect its corporate (or, as applicable, limited liability company or other entity) existence; provided, that Holdings and its subsidiaries will not be subject to such requirement if the Board determines in good faith that it is not in Holdings’ best interest to do so; and

(b)  file or cause to be filed in a timely manner all material reports, applications and licenses that shall be necessary for the conduct of its business.

6.2  Payment of Obligations.

Holdings shall, and shall cause each of its subsidiaries to, pay and discharge, within a reasonable time from the time that such payment or liability shall become due and payable, (and the expiration of any grace period related thereto) all their respective material obligations and liabilities known to Holdings, including without limitation:

(a)  all known tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with generally accepted accounting principles (“GAAP”) are being maintained by Holdings or such subsidiary; and

(b)  all known lawful claims which Holdings and each of its subsidiaries is obligated to pay, which are due and which, if unpaid, might by law become a lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Holdings or such subsidiary.

6.3  Compliance with Laws.

Holdings shall comply, and shall cause each of its subsidiaries to comply, in all material respects, with applicable laws and with the written directions of each governmental authority having jurisdiction over them or their business or property (including, without limitation all applicable environmental laws).

6.4  Insurance.

Holdings and its subsidiaries will maintain or cause to be maintained with financially sound and reputable insurers that have a rating of “A” or better as established by Best’s Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds and in amounts customarily carried or maintained by companies of established reputation engaged in similar businesses.

6.5  Books and Records.

Holdings shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings and each of its Subsidiaries in accordance with GAAP consistently applied to Holdings and its Subsidiaries taken as a whole.

6.6  Recourse.

Any monetary proceeds received by Whitney for a violation of this Article 6 must be shared with the other holders of equity Securities of Holdings on a pro rata basis.

7.  TERMINATION; AMENDMENT; WAIVER

7.1  Termination; Amendment.

(a)  This Agreement may be terminated and the terms hereof amended at any time by the execution of a written instrument signed by each of the Initial Parties or, as to any of them, a Person designated by any such Initial Party in accordance with Section 2.6.

(b)  In the event of the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any of their directors, officers, partners or stockholders.

7.2  Waiver.

Any agreement on the part of any Party hereto as to any waiver of any of its rights hereunder shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

8.  MISCELLANEOUS

8.1  Notices.

Any notice, request, instruction, or other communication to be given hereunder by any party to another shall be in writing and shall be deemed to have given if delivered by hand or sent by telecopier (transmission confirmed), certified or registered mail (return receipt requested), postage prepaid, or by overnight express service, addressed to the respective party or parties at the following addresses:

If to Holdings:

Roller Bearing Holding Company, Inc.
60 Round Hill Road
P.O. Box 430
Fairfield, Connecticut 06430-0430
Telecopier:	203-256-0775
Attention:	Chief Executive Officer

with a copy (which shall not constitute notice) to:

McDermott, Will & Emery
50 Rockefeller Plaza
New York, New York 10020
Telecopier:	212-547-5444
Attention:	C. David Goldman, Esq.

If to any Whitney Party, to:

Whitney & Co.
177 Broad Street
Stamford, Connecticut 06901
Telecopier:
Attention:	Michael R. Stone, Ransom A. Langford,
Kevin Curley, Joseph Carrabino

With a copy (which shall not constitute notice) to:

Kirkland & Ellis
153 East 53rd Street
New York, NY 10022-4675
Telecopier:	212-446-4900
Attention:	Frederick Tanne, Esq.

If to Hartnett:

Dr. Michael J. Hartnett
c/o Roller Bearing Holding
Company, Inc.
60 Round Hill Road
P.O. Box 430
Fairfield, Connecticut 06430-0430
Telecopier:	203-256-0775

with a copy (which shall not constitute notice) to:

McDermott, Will & Emery
50 Rockefeller Plaza
New York, New York 10020
Telecopier:	212-547-5444
Attention:	C. David Goldman, Esq.

or to such other address or addresses as any party may designate to the others by like notice as set forth above.  Any notice given hereunder shall be deemed given and received on the date of hand delivery or transmission by telecopier, or three days after mailing by certified or registered mail or one day after delivery to an overnight express service for next day delivery, as the case may be.

8.2  Entire Agreement.

This Agreement contains the entire agreement between the Parties with respect to the subject matter contemplated hereby and expressly supersedes in its entirety the Existing Stockholders’ Agreement.

8.3  Captions.

The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Agreement or affect the construction hereof.

8.4  No Third Party Beneficiary.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, and successors, any rights or remedies under or by reason of this Agreement.

8.5  Remedies Cumulative.

No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

8.6  Governing Law; Submission to Jurisdiction.

(a)  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT GIVING EFFECT TO THE RULES OF SAID STATE GOVERNING THE CONFLICTS OF LAWS.

(b)  The Parties hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement may be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction for such purpose.  The Parties hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum.  Any such process or summons to be served upon any of the Parties (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.1 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the Party so served in any action, proceeding or claim.  Except with respect to disputes to be resolved in accordance with Section 5.2(g), nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

8.7  Assignment.

Except as otherwise set forth in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8  No Inconsistent Agreements.

Holdings will not, on or after the date of this Agreement, enter into any agreement or grant any rights to any Person that conflicts with the provisions hereof.

8.9  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders’ Agreement on this 6th day of February, 2003.

ROLLER BEARING HOLDING COMPANY, INC.

By:	/s/ Michael J. Hartnett
Michael J. Hartnett
President and CEO

/s/ Michael J. Hartnett
Michael J. Hartnett

HARTNETT FAMILY INVESTMENTS, L.P.

By:	/s/ Michael J. Hartnett
Michael J. Hartnett
General Partner

WHITNEY RBHC INVESTOR, LLC

By:	Whitney V, L.P.,
its Managing Member

By:	Whitney Equity Partners V, LLC,
its General Partner

By:	/s/ Duly Authorized Signatory
	Name:	Duly Authorized Signatory
	Title:	Duly Authorized Signatory

WHITNEY V, L.P.

By:	Whitney Equity Partners V, LLC,
its General Partner

By:	/s/Duly Authorized Signatory
	Name:	Duly Authorized Signatory
	Title:	Duly Authorized Signatory